Sub-Item 77Q2

Nuveen Virginia Dividend
Advantage Municipal Fund 2
333-71284
811-10523

Based on a review of the SEC
Forms 3, 4 and 5 furnished
to the Fund, the Fund believes that
all Section 16(a)
filing requirements applicable to
the Fund's officers
and directors, investment adviser
and affiliated
persons of the investment adviser
were complied with,
except that the initial affiliation
reports on behalf
of the adviser was filed late
(October 1, 2002).

ADVISER:

Nuveen Advisory Corp.